Exhibit 10.7.2
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of November 13, 2025 (the “Effective Date”), by and between 681 GATEWAY CENTER LLC, a Delaware limited liability company (“Landlord”), and TWIST BIOSCIENCE CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord, as the successor-in-title to ARE-San Francisco No. 32, LLC, a Delaware limited liability company, and Tenant are now parties to that certain Lease Agreement dated as of March 21, 2018 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 21, 2019 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases from Landlord certain premises containing approximately 60,963 rentable square feet, consisting of (i) the entire first floor of the Building containing approximately 28,464 rentable square feet, and (ii) the entire second floor of the Building containing approximately 32,499 rentable square feet (collectively, the “Original Premises”) in a building located at 681 Gateway Boulevard, South San Francisco, California (the “Building”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    The Base Term of the Lease is scheduled to expire on June 30, 2026 (the “Scheduled Expiration Date”).
C.    Based on the most recent BOMA measurements for the Building, the rentable square feet of the first floor of the Building is incorrectly stated in the Original Lease, and as a result, Landlord has determined that (i) the first floor of the Building contains approximately 28,472 rentable square feet and (ii) the Building contains approximately 126,971 rentable square feet.
D.    Landlord and Tenant desire to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding the entire third floor of the Building, containing approximately 33,000 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”), (ii) reflect the correct rentable square feet of the first floor of the Building, and (iii) extend the Term of the Lease through June 30, 2036 (the “Second Amendment Expiration Date”)
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined in Section 2 below), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises.
2.Delivery of Expansion Premises. The “Expansion Premises Commencement Date” shall be the date that is 1 business day after the existing tenant vacates and surrenders the Expansion Premises in accordance with the terms of such tenant’s lease, which is currently expected to occur on or before September 1, 2026. Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date for Tenant’s construction of the Tenant Improvements under the work letter attached hereto as Exhibit B (the “Second Amendment Work Letter”). If Landlord fails to timely deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable. As used herein, the term “Tenant
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Improvements” shall have the meaning set forth for such term in the Second Amendment Work Letter.
3.The “Expansion Premises Rent Commencement Date” shall be the earlier of (i) 270 days after the Expansion Premises Commencement Date or (ii) the date that the Tenant Improvements are Substantially Completed (as such term is defined in the Second Amendment Work Letter). The period commencing on the Expansion Premises Commencement Date and continuing through the day immediately preceding the Expansion Premises Rent Commencement Date may be referred to herein as the “Expansion Premises TI Construction Abatement Period.” In addition, Base Rent payable with respect to the Original Premises and Expansion Premises will also be abated during the Original Premises Base Rent Abatement Period and the Expansion Premises Base Rent Abatement Period (as such terms are defined in Section 5 below), as expressly provided for in Section 5 below.
4.Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date and the Expansion Premises Rent Commencement Date in the form of the “Acknowledgement of Expansion Premises Commencement Date” attached hereto as Exhibit C; provided, however, Landlord or Tenant’s failure to execute and deliver such acknowledgment shall not affect either party’s rights hereunder.
Except as otherwise expressly set forth in this Second Amendment (including Landlord’s obligations set forth in the immediately succeeding paragraph): (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.
For the period of 180 consecutive days after the Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises exclusively, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.
Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.
5.Premises.
a.Commencing on the Expansion Premises Commencement Date, the terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:
6.“Premises: That portion of the Building, containing approximately 93,971 rentable square feet, consisting of (i) the entire first floor of the Building containing approximately 28,472 rentable square feet, (ii) the entire second floor of the Building containing approximately 32,499 rentable square feet, and (iii) the entire third floor of the Building containing approximately 33,000 rentable square feet, all as reasonably determined by Landlord, as shown on Exhibit A”
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7.“Rentable Area of Premises: 93,971 sq. ft.”
a.As of the Expansion Premises Commencement Date, Exhibit A attached to the Lease shall be amended to include the Expansion Premises described on Exhibit A attached to this Second Amendment.
8.Compliance. Notwithstanding anything to the contrary contained in the Lease, Landlord shall be responsible, at Landlord’s cost, for any alterations or modifications required to the Common Areas that are triggered by the Expansion Premises Tenant Improvements.
9.Base Rent.
a.Original Premises. Tenant shall continue to pay Base Rent with respect to the Original Premises as provided for under the Lease through the Scheduled Expiration Date. Commencing on the Extension Term Commencement Date (as defined below), Tenant shall pay Base Rent with respect to the Original Premises in the amount of $5.35 per rentable square foot of the Original Premises per month. Base Rent payable with respect to the Original Premises shall be increased on each annual anniversary of the Extension Term Commencement Date (each a “Second Amendment Adjustment Date”) by multiplying the Base Rent payable with respect to the Original Premises immediately before such Second Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Second Amendment Adjustment Date.
b.Notwithstanding anything to the contrary contained in this Second Amendment, so long as Tenant is not in default under the Lease beyond any applicable notice and cure periods, Base Rent with respect to the Original Premises only shall be abated for a period of 15 months commencing on the Extension Term Commencement Date and ending on September 30, 2027 (the “Original Premises Base Rent Abatement Period”). For the avoidance of doubt, Tenant shall be required to pay Operating Expenses, Utilities and all other amounts payable under the Lease with respect to the Original Premises during the Original Premises Base Rent Abatement Period.
c.Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Expansion Premises in the amount of $5.35 per rentable square foot of the Expansion Premises per month. Base Rent payable with respect to the Expansion Premises shall be increased on each Second Amendment Adjustment Date thereafter by multiplying the Base Rent payable with respect to the Expansion Premises immediately before each Second Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Second Amendment Adjustment Date.
Notwithstanding anything to the contrary contained in this Second Amendment, so long as Tenant is not in default under the Lease beyond any applicable notice and cure periods, Base Rent with respect to the Expansion Premises only shall be abated for a period of 12 months commencing on the Expansion Premises Rent Commencement Date and ending on the last day of the 12th month thereafter (the “Expansion Premises Base Rent Abatement Period”). For the avoidance of doubt, Tenant shall be required to pay Operating Expenses, Utilities and all other amounts payable under the Lease with respect to the Expansion Premises during the Expansion Premises Base Rent Abatement Period.
10.Operating Expenses.
a.Commencing on the Expansion Premises Commencement Date, the term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:
11.“Tenant’s Share of Operating Expenses: 74.00%”
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a.Notwithstanding the foregoing, during the Expansion Premises TI Construction Abatement Period, Tenant shall only be required to pay Operating Expenses with respect to the Original Premises (i.e., 48.01%). For the avoidance of doubt, Tenant shall be required to pay Operating Expenses with respect to the entire Premises during the Original Premises Base Rent Abatement Period and the Expansion Premises Base Rent Abatement Period including, without limitation, administration rent that Tenant would have been required to pay in the absence of there being an Original Premises Base Rent Abatement Period and Expansion Premises Base Rent Abatement Period.
12.Identified Mechanical Systems. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, Landlord and Tenant acknowledge and agree that the mechanical systems identified on Exhibit D (collectively, the “Identified Mechanical Systems”) have a remaining useful life of fewer than 6 months.  When each of the existing Identified Mechanical Systems requires replacement during the Term, as reasonably determined by Landlord, Landlord shall be responsible for the replacement of each such Identified Mechanical System, at Landlord’s sole cost and expense and not as part of Operating Expenses.  Once an Identified Mechanical System has been replaced pursuant to the immediately preceding sentence, any subsequent replacement required of such Identified Mechanical System during the Term shall be performed as an Operating Expense, subject to the terms of Section 5 of the Original Lease.
13.Term. Notwithstanding anything to the contrary contained in the Lease, the Term with respect to the Original Premises is hereby extended for a term of 10 years commencing on July 1, 2026 (the “Extension Term Commencement Date”) and expiring on the Second Amendment Expiration Date. For the avoidance of doubt, the Term of the Expansion Premises shall be extended for a term that is coterminous with the Term of the Original Premises, commencing on the Expansion Premises Commencement Date and expiring on the Second Amendment Expiration Date, as the Term may be further extended in connection with the Fourth Floor Expansion Right pursuant to Section 13(a).
14.Security Deposit. Commencing on the Effective Date, the defined term “Security Deposit” on page 1 of the Lease is deleted in its entirely and replaced with the following:
“Security Deposit: $502,744.85”
15.Landlord currently holds a Security Deposit of $579,148.50 under the Lease in the form of a letter of credit (the “Original Letter of Credit”). Within 30 days after the Effective Date of this Second Amendment, Tenant shall deliver to Landlord a new letter of credit in the amount of $502,744.85 (the “Replacement Letter of Credit”) or an amended or modified Original Letter of Credit which reduces the Security Deposit to $502,744.85. Upon written request from Tenant, Landlord shall cooperate with Tenant, at no cost, expense or liability to Landlord, to reduce the Original Letter of Credit then held by Landlord to the amount of $502,744.85, or if a Replacement Letter of Credit is provided by Tenant, then upon delivery of the Replacement Letter of Credit, Landlord shall promptly surrender the Original Letter of Credit to Tenant.
Upon any draw down on a Letter of Credit required provided pursuant to the terms of Section 6 of the Lease or this Second Amendment, Tenant shall deliver to Landlord, within 5 days after written demand from Landlord, a new Letter of Credit complying with all of the requirements of the Lease and this Second Amendment (a “Replacement Letter of Credit”) for the full Security Deposit amount set forth on page 1 of the Lease, as amended herein.
Tenant shall deliver a Replacement Letter of Credit to Landlord at least 30 days before the stated expiration date of any then current Letter of Credit for the full Security Deposit amount set forth on page 1 of the Lease, as amended herein. If Tenant does not provide Landlord with a Replacement Letter of Credit as required pursuant to the immediately preceding sentence, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit until Tenant
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delivers a Replacement Letter of Credit to Landlord, at which time Landlord shall refund to Tenant the amount of the cash Security Deposit to Tenant less any amount applied under the Lease.
If at any time during the Term the issuer of the Letter of Credit is declared insolvent or is placed into receivership by the FDIC or any other Governmental Authority, or if the issuer is downgraded by S&P/Moody’s (if the issuer is credit-rated) or the issuer’s 5-year Credit Default Swap spread (as quoted, and if available on Bloomberg Professional Services) goes above 250 bps at any point during the Term, then following the delivery of written notice from Landlord to Tenant, (x) Landlord shall have the right to immediately draw the full amount of the existing Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit, and (y) Tenant shall have 30 days to deliver a Replacement Letter of Credit to Landlord. If Landlord is unable to draw on the existing Letter of Credit as provided for in clause (x) above then, within 3 days after Landlord’s delivery of written request to Tenant, Tenant shall deliver to Landlord cash in the Security Deposit amount set forth in in page 1 of the Lease, as amended herein, as an interim Security Deposit until such time as Tenant delivers a Replacement Letter of Credit to Landlord. Upon Tenant’s delivery of a Replacement Letter of Credit to Landlord, Landlord shall refund to Tenant the amount of the cash Security Deposit to Tenant less any amount applied under the Lease.
16.Permitted Use. As of the Effective Date, the defined term “Permitted Use” on page 1 of the Lease is deleted in its entirety and replaced with the following:
“Permitted Use: Research and development laboratory, manufacturing, distribution, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.”
17.Assignment and Subletting. As of the Effective Date, Section 22(b) and Section 22(d) of the Lease are deleted in their entirety and replaced with the following:
“(b)    Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer the Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (ii) refuse such consent, in its reasonable discretion. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances:  (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they could reasonably be expected to (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen
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the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is materially inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is materially inconsistent with the type and quality of the nature of the Building; (6) Landlord or an affiliate of Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord or an affiliate of Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by the Holder of a Mortgage encumbering all or a portion of the Project. Tenant shall pay to Landlord a fee equal to Two Thousand Five Hundred Dollars ($2,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of the Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Tenant and any assignee or sublessee shall execute a reasonable form of acknowledgment of assignment or sublease, as applicable, acceptable to Landlord on or before the effective date of the Control Permitted Assignment.
In addition, Tenant shall have the right to assign the Lease, upon 30 days prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord within 5 business days thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, provided that (i) such merger, consolidation, or corporate reorganization, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Effective Date of this Second Amendment, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) if the then-current Tenant is not the surviving entity, then on or before the effective date of the Corporate Permitted Assignment, Tenant and the assignee shall execute a reasonable form of acknowledgment of assignment acceptable to Landlord pursuant to which, among other things, such assignee shall agree to assume all of the terms, covenants and conditions of the Lease, and the assignee shall deliver a certificate of insurance to Landlord satisfying the Tenant’s insurance requirements under Section 17 (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”
(d)     No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under the Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under the Lease. If the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the
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Base Rent and Operating Expenses payable under the Lease with respect to the applicable portion of the Premises (excluding however, any Rent payable under this Section) and actual and reasonable and customary brokerage fees, legal costs, market inducements, improvement allowances, and any design or construction fees (collectively, the “Sublease/Assignment Costs”) directly related to and required pursuant to the terms of any such sublease or assignment (“Excess Rents”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 business days following receipt thereof by Tenant. For the purpose of calculating Excess Rents, the Sublease/Assignment Costs shall be amortized on a straight-lined basis over the term of the applicable sublease or assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under the Lease, all rent from any such subletting, and Landlord or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under the Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.”
18.Signage.
a.Eyebrow Signage. Tenant shall have the non-exclusive right to maintain, at Tenant’s sole and cost and expense, the existing “eyebrow” signage bearing Tenant’s name and logo on the Building in the existing location as of the Effective Date (“Tenant’s Existing Eyebrow Signage”). During any time that Tenant is leasing the entire Building, then to the extent the same is permitted by applicable Legal Requirements and any restrictions on the Project, Tenant shall have the exclusive right to display, at Tenant’s cost and expense, one additional “eyebrow” signage bearing Tenant’s name and/or logo (“Tenant’s Additional Eyebrow Signage”) at a location on the Building reasonably acceptable to Landlord and Tenant. Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s Additional Eyebrow Signage including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, shall be consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s Existing Eyebrow Signage, for the removal of Tenant’s Existing Eyebrow Signage at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal. If such signage is installed pursuant to the terms of this Section 12(a), Tenant shall be responsible, at Tenant’s sole cost and expense, for the fabrication, installation and maintenance of Tenant’s Additional Eyebrow Signage, for the removal of Tenant’s Additional Eyebrow Signage at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal.
b.Building Sign. During any time that Tenant is leasing the entire Building, then to the extent the same is permitted by applicable Legal Requirements and any restrictions on the Project, Tenant shall have the exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo (“Building Sign”) at a location on the top of the Building selected by Tenant and reasonably acceptable to Landlord. Notwithstanding the foregoing, Tenant acknowledges and agrees that the Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, shall be consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the fabrication, installation and maintenance of the Building Sign, for the removal of the Building Sign at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal.
c.Monument Sign. If Landlord installs a monument at the Building, then, to the extent the same is permitted by applicable Legal Requirements and any restrictions on the Project, Tenant shall, at Tenant’s sole cost and expense, have the non-exclusive right to install a sign bearing Tenant’s name on the Monument Sign serving the Project (“Monument Sign”). Tenant acknowledges that Landlord shall have the right to include the name and/or logo of Landlord or an affiliate of Landlord on such Monument Sign. Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the location, size, color and type shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, shall be
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subject to and consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the fabrication, installation and maintenance of Tenant’s signage on the Monument Sign, for the removal of Tenant’s signage from the Monument Sign at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal.
19.Right to Expand.
a.Fourth Floor Expansion Right. Subject to the terms of this Section 13(a), Tenant shall have the right (the “Fourth Floor Expansion Right”), on or before December 31, 2026 (the “Expansion Right Expiration Date”), to elect to expand the Premises to include the entire fourth floor of the Building containing approximately 33,000 rentable square feet (the “Fourth Floor Expansion Premises”). If Tenant desires to expand the Premises to include the Fourth Floor Expansion Premises, then Tenant shall deliver written notice of such election to Landlord on or before the Expansion Right Expiration Date (“Expansion Notice”). If Tenant timely delivers an Expansion Notice to Landlord, Tenant shall lease the Fourth Floor Expansion Premises on the same terms and conditions as the Lease with respect to the then existing Premises (being the Original Premises and Expansion Premises), except that the terms of the Lease shall be modified as follows: (i) the definition of Premises shall be amended to include the Fourth Floor Expansion Premises, (ii) the “Fourth Floor Expansion Premises Commencement Date” shall be the date that is 1 business day after the existing tenant vacates and surrenders the Fourth Floor Expansion Premises in accordance with the terms of such tenant’s lease, which is currently expected to occur on or before September 1, 2027, (iii) the “Fourth Floor Expansion Premises Rent Commencement Date” shall be the earlier of (A) 270 days after the Fourth Floor Expansion Premises Commencement Date or (B) the date that the Fourth Floor Expansion Premises Tenant Improvements are substantially completed, (iv) Base Rent and Operating Expenses shall be abated for the Fourth Floor Expansion Premises only for the period commencing on the Fourth Floor Expansion Premises Commencement Date and ending on the date that is 1 day prior to the Fourth Floor Expansion Premises Rent Commencement Date, (v) provided Tenant is not in default, Base Rent (but not Operating Expenses) for the Fourth Floor Expansion Premises shall be abated for a period of 12 months commencing on the Fourth Floor Expansion Premises Rent Commencement Date, (vi) Tenant shall receive 1 additional month of Base Rent abatement for the existing Premises (being the Original Premises and the Expansion Premises) commencing on the first day of the month following the Expansion Notice, (vii) the Second Amendment Expiration Date and the Term shall be extended to June 30, 2027, (viii) commencing on the Fourth Floor Expansion Premises Rent Commencement Date, subject to the abatement of Base Rent described in subsection (v) above, Tenant shall pay Base Rent per rentable square foot of the Fourth Floor Expansion Premises at the same rate that Tenant is then paying on a per rentable square foot basis with respect to the existing Premises (being the Original Premises and Expansion Premises), (ix) Tenant shall commence paying Operating Expenses with respect to the Fourth Floor Expansion Premises on the Fourth Floor Expansion Premises Rent Commencement Date, (x) Tenant’s Share of Operating Expenses shall be 100%, and (xi) Landlord shall provide Tenant with a total tenant improvement allowance (the “Fourth Floor Expansion Premises Tenant Allowance”) consisting of (A) a tenant improvement allowance equal to $385.00 per rentable square foot of the Fourth Floor Expansion Premises for Tenant’s construction of fixed and permanent improvements in the Fourth Floor Expansion Premises (“Fourth Floor Expansion Premises Tenant Improvements”) pursuant to a work letter substantially in the same form as the Second Amendment Work Letter attached to this Second Amendment, subject to a space plan and scope of work for the Fourth Floor Expansion Premises reasonably acceptable to Landlord and (B) an FF&E allowance equal to $15.00 per rentable square foot of the Fourth Floor Expansion Premises in order for Tenant to purchase and install furniture, fixtures and equipment for the Fourth Floor Expansion Premises. Tenant shall have no right to any portion of the Fourth Floor Expansion Premises Tenant Allowance that is not disbursed before the last day of the month that is 18 months after the Fourth Floor Expansion Premises Commencement Date (the “Fourth Floor Tenant Allowance Outside Date”); provided however, Tenant shall have the right, prior to the Fourth Floor Tenant Allowance Outside Date, to apply any unused portion of the Fourth Floor Expansion Premises Tenant Allowance to Alterations to the Original Premises or Expansion Premises subject to a space plan and scope or work reasonably acceptable to Landlord. If Tenant does not deliver an Expansion Notice to Landlord on or before the Expansion Right Expiration Date, then Tenant shall be deemed to have waived its Fourth Floor Expansion Right under this Section 13(a), and Landlord shall have the right, subject to the
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terms of Section 13(b), to lease the Fourth Floor Expansion Premises to any third party on any terms and conditions acceptable to Landlord.
b.Fourth Floor Right of First Refusal. If Tenant has not exercised the Fourth Floor Expansion Right on or before the Expansion Right Expiration Date, the first time thereafter that Landlord intends to accept a bona fide written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion the Fourth Floor Expansion Premises to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal, which Pending Deal Notice shall include the material terms of the Pending Deal. For the avoidance of doubt, Tenant shall be required to exercise its right under this Section 13(b) with respect to all of the space described in the Pending Deal Notice (the “Identified Space”). Within 7 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Acceptance Notice”) if Tenant elects to lease the Identified Space pursuant to the terms of the Pending Deal Notice. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 13(b) is hereinafter referred to as the “Fourth Floor Right of First Refusal.” If Tenant elects to lease the Identified Space described in the Pending Deal Notice by delivering the Acceptance Notice within the required 7 day period, Tenant shall be deemed to agree to expand the Premises to include the Identified Space and to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the lease of the Identified Space. Tenant acknowledges that the Term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the existing Premises may not be co-terminous. Notwithstanding anything to the contrary contained herein, in no event shall the Second Amendment Work Letter attached to this Second Amendment apply to Tenant’s Fourth Floor Right of First Refusal. If Tenant fails to deliver an Acceptance Notice to Landlord within the required 7 day period, Tenant shall be deemed to have waived its rights under this Section 13(b) with respect to the Identified Space and Landlord shall have the right to lease the Identified Space to the third party subject to the Pending Deal (or an affiliate of such third party) (each, a “Pending Deal Party”) on substantially the same business terms and conditions set forth in the Pending Deal Notice. Notwithstanding anything to the contrary contained herein, (i) if the terms of the Pending Deal with respect to which Landlord delivered a Pending Deal Notice are revised in a manner that would result in a net-effective rentable rate of less than 90% of the rental rate set forth in the Pending Deal Notice, or (ii) if Landlord fails to execute a lease for the Identified Space with a Pending Deal Party within 6 months after the above-referenced 7 day period, Tenant’s Right of Refusal shall be restored with respect to the next Pending Deal with respect to such Identified Space. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to a Pending Deal Notice and the provisions of this Section 13(b) shall no longer apply after the date that is 12 months prior to the expiration of the Term if Tenant has not exercised its Extension Right pursuant to Section 39 of the Lease.
c.Amended Lease.
(i)Fourth Floor Expansion Right. If: (i) Tenant fails to timely deliver an Expansion Notice, or (ii) after the expiration of a period of 60 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Fourth Floor Expansion Premises, no lease amendment for the Fourth Floor Expansion Premises acceptable to both parties each in their reasonable discretion after using diligent good faith efforts to negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease such Fourth Floor Expansion Premises pursuant to Section 13(a).
(ii)Fourth Floor Right of First Refusal. If: (i) Tenant fails to timely deliver an Acceptance Notice, or (ii) after the expiration of a period of 30 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their reasonable discretion after using diligent good faith efforts to negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have waived its right to lease such Identified Space pursuant to Section 13(b).
d.Exceptions. Notwithstanding the above, neither the Fourth Floor Expansion Right nor the Fourth Floor Right of First Refusal shall be in effect and may not be exercised by Tenant:
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(i)during any period of time that Tenant is in default under any provision of the Lease (beyond any applicable notice and cure periods); or
(ii)during any period that Tenant (together with any assignee or subtenant(s) subject to one or more Permitted Assignments) is occupying less than 100% of the entire Premises (being the Original Premises and Expansion Premises); or
(iii)if Tenant has been in default (beyond any applicable notice and cure periods) under any provision of the Lease 3 or more times, whether or not such defaults have been cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Fourth Floor Expansion Right or Fourth Floor Right of First Refusal, as applicable.
e.Termination. The Fourth Floor Expansion Right and the Fourth Floor Right of First Refusal shall terminate and be of no further force or effect even after Tenant’s due and timely delivery of an Expansion Notice or Acceptance Notice, as applicable, if, after such delivery, but prior to the commencement date of the lease of the Fourth Floor Expansion Premises, (i) Tenant fails to cure any default by Tenant under the Lease prior to the expiration or any applicable notice and cure periods; or (ii) Tenant has defaulted (beyond any applicable notice and cure periods) 3 or more times during the period commencing on the date of delivery of the applicable Expansion Notice or Acceptance Notice through the date of the commencement of the lease of the Fourth Floor Expansion Premises, whether or not such defaults have been cured.
f.Rights Personal. The Fourth Floor Expansion Right and Fourth Floor Right of First Refusal is personal to Tenant and is not assignable without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any assignment of the Lease that constitutes a Permitted Assignment.
g.No Extensions. The period of time within which the Fourth Floor Expansion Right or Fourth Floor Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Fourth Floor Expansion Right or Fourth Floor Right of First Refusal.
20.Right to Extend Term.
a.As of the Effective Date, the first paragraph of Section 39(a) of the Lease is hereby deleted in its entirety and replaced with the following:
“(a)    Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the Term of the Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent and the Second Amendment Work Letter) by giving Landlord written notice (“Election Notice”) of its election to exercise each Extension Right at least 12 months prior, and no earlier than 15 months prior, to the expiration of the Base Term of the Lease or the expiration of the prior Extension Term.”

b.As of the Effective Date, Section 39(c) of the Lease is hereby deleted in its entirety and replaced with the following:
“(c)    Rights Personal. The Extension Rights are personal to Tenant and are not assignable without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that they may be assigned in connection with any assignment of this Lease that constitutes a Permitted Assignment of this Lease.”
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c.Notwithstanding anything to the contrary contained in this Second Amendment or in the Lease, the length of the final Extension Term shall be automatically shortened to be less than thirty-five (35) years (and the parties shall enter into an amendment to the Lease reflecting such change), if necessary in order to avoid Proposition 13 reassessment, which is triggered if a lease, including extension options, has a term of thirty-five (35) years or more.
21.Right to Relocate. As of the Effective Date, Section 40 of the Lease is hereby deleted in its entirety and is of no further force or effect.
22.Tenant Right to Terminate. Tenant shall have the right any time after June 30, 2033, subject to the terms and conditions contained in this Section 16, to terminate the Lease (“Tenant’s Termination Right”) as to the entire Premises leased by Tenant at the time of Tenant’s Termination Notice, conditioned upon (i) Tenant’s delivery to Landlord of a written notice (“Tenant’s Termination Notice”) of its election to exercise Tenant’s Termination Right, and (ii) Tenant’s delivery to Landlord, concurrently with delivery of Tenant’s Termination Notice, of the Early Termination Payment. As used herein the “Early Termination Payment” will be equal to the sum of (1) all unamortized costs of the Total TI Allowance, the Fourth Floor Expansion Premises Tenant Allowance, if applicable, or any other tenant improvement allowance provided by Landlord with respect to the Fourth Floor Expansion Premises (with amortization calculated from the Commencement Date through the Term using a 10% annual interest rate), (2) all of the unamortized leasing commissions paid by Landlord in connection with this Second Amendment and any subsequent expansion of the Premises pursuant to the terms of this Second Amendment (with amortization calculated from the Commencement Date through the Term using a 10% annual interest rate), and (3) the unamortized amount of all Base Rent and Operating Expense abatements with respect to the Original Premises, the Expansion Premises and if applicable, the Fourth Floor Expansion Premises, provided for in this Second Amendment.
23.Tenant’s Termination Notice shall identify the date on which Tenant desires to terminate the Lease (the “Early Termination Date”) which Early Termination Date shall in no event be less than 12 months and no more than 18 months after Tenant’s delivery to Landlord of Tenant’s Termination Notice. If Tenant timely and properly exercises Tenant’s Termination Right, Tenant shall voluntarily surrender the Premises on or before the Early Termination Date in the condition which Tenant is required to surrender the Premises as of the expiration of the Lease. From and after the Early Termination Date, Tenant shall have no further rights with respect to the Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease as provided herein. Nothing herein shall excuse Tenant from its obligations under the Lease prior to the Early Termination Date.
24.HVAC Temperature Control. Subject to the other provisions of the Lease, Tenant shall have the ability during the Term to control the HVAC system serving the Premises solely for the purpose of controlling the temperatures within the Premises.
25.Parking. For the avoidance of doubt, subject to the terms of Section 10 of the Original Lease, Tenant’s number of parking spaces as provided for in Section 10 of the Original Lease shall increase (based on 2.8 parking spaces per 1,000 rentable square feet of the Premises) proportionately with the increase in the rentable square feet of the Premises as of the Expansion Premises Commencement Date.
26.SNDA. As of the Effective Date, there is no existing Mortgage encumbering the Project. Upon receipt of a written inquiry from Tenant during the Term, Landlord will inform Tenant if there is Mortgage encumbering the Project. Upon written request from Tenant, Landlord agrees to use reasonable efforts to cause the Holder of any future Mortgage to enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant with respect to the Lease. The SNDA shall be on the Holder’s form and Tenant shall pay as Additional Rent the Holder’s fees and costs in connection with obtaining such SNDA; provided, however, that Landlord shall request that Holder make any reasonable changes to the SNDA requested by Tenant. Landlord’s failure to cause the Holder to enter into the SNDA with Tenant (or make any of the changes requested by Tenant) despite such efforts shall not be a default by Landlord under the Lease.
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27.Landlord Insured Parties. The following parties shall be added to the definition of Landlord Insured Parties set forth in Section 17 of the Lease: 681 Gateway Center LLC, Gateway Portfolio Member LLC, Gateway Portfolio Holdings LLC, Gateway Center TRS LLC, ARE-San Francisco No. 83, LLC, BioProperties Management, Inc., Boston Properties Limited Partnership, BXP Gateway Member LLC, Boston Properties LLC, BXP California GP LLC, Boston Properties, Inc., and BP Management, L.P.
28.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Savills, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
29.California Accessibility Disclosure. Section 40(o) of the Lease is hereby incorporated into this Second Amendment by reference.
30.EV Charging Stations. To the extent that the Project is not exempt from Section 1952.7 of the California Civil Code, Landlord shall not unreasonably withhold its consent to Tenant’s written request to install 1 or more electric vehicle car charging stations (“EV Stations”) in the parking area serving the Project; provided, however, that Tenant complies with all reasonable requirements, standards, rules and regulations which may be imposed by Landlord, at the time Landlord’s consent is granted, in connection with Tenant’s installation, maintenance, repair and operation of such EV Stations, which may include, without limitation, the charge to Tenant of a reasonable monthly rental amount for the parking spaces used by Tenant for such EV Stations, Landlord’s designation of the location of Tenant’s EV Stations, and Tenant’s payment of all costs whether incurred by Landlord or Tenant in connection with the installation, maintenance, repair and operation of each Tenant’s EV Station(s).  Nothing contained in this paragraph is intended to increase the number of parking spaces which Tenant is otherwise entitled to use at the Project under Section 10 of the Lease nor impose any additional obligations on Landlord with respect to Tenant’s parking rights at the Project.
31.OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
32.Miscellaneous.
a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.Tenant acknowledges that Landlord’s business operations are proprietary to Landlord or its affiliates.  Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord or its affiliates. Notwithstanding the foregoing, Tenant may disclose such information (w) to Tenant’s affiliates, provided that Tenant advises Tenant’s affiliates such information is confidential, (x) to third parties as reasonably required to
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facilitate Tenant’s business and operations within the Premises (which may include disclosure to successors of Tenant’s interest in the Lease, subtenants and licensees), provided that Tenant deliver written notice to all parties requiring them to treat such information as confidential and not disclose to other parties, (y) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation, or as otherwise required by law, and (z) in connection with Tenant’s enforcement of its rights under the Lease. Tenant shall notify Landlord promptly if Tenant becomes aware of any third party contacting Tenant or any Tenant Parties requesting information regarding Landlord’s or its affiliates business operations. For avoidance of doubt, disclosure of any information contained in Landlord’s marketing materials for the Building or the Project, will not violate the disclosure limitations set forth in this paragraph.
d.This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
e.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.
(Signatures on next page)
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.
TENANT:

TWIST BIOSCIENCE CORPORATION,
a Delaware corporation
By:/s/ Emily Leproust
Name:/s/ Emily Leproust
Its: CEO

☒ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

681 GATEWAY CENTER LLC,
a Delaware limited liability company

By:    Gateway Portfolio Member LLC,
        a Delaware limited liability company,
        managing member
By:     Gateway Portfolio Holdings LLC,
        a Delaware limited liability company,
        managing member
        By:    ARE-San Francisco No. 83, LLC,
                a Delaware limited liability company,
                managing member
                By:     Alexandria Real Estate Equities, L.P.,                         a Delaware limited partnership,
                managing member
                    By:    ARE-QRS Corp.,
                    a Maryland corporation,
                    general partner
                    By: /s/ Kristen Childs                            Name: /s/ Kristen Childs                                    Its: Vice President - Real Estate

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EXHIBIT A

EXPANSION PREMISES

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EXHIBIT B

SECOND AMENDMENT WORK LETTER

THIS SECOND AMENDMENT WORK LETTER (this “Second Amendment Work Letter”) is dated as of November ___, 2025, by and between 681 GATEWAY CENTER LLC, a Delaware limited liability company (“Landlord”), and TWIST BIOSCIENCE CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of March 21, 2018, as amended by that certain First Amendment to Lease dated as of March 21, 2019, as further amended by that certain Second Amendment to Lease dated of even date herewith (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
1.General Requirements.
(a)Tenant’s Authorized Representative. Tenant designates [***] and [***] (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Second Amendment Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Second Amendment Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. The email address for Tenant’s Representative named in this Section 1(a) are [***] and [***].
(b)Landlord’s Authorized Representative. Landlord designates [***] and [***] (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Second Amendment Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Second Amendment Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. The email address for Landlord’s Representative named in this Section 1(b) are [***] and [***].
(c)Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor for the Tenant Improvements (the “General Contractor”), and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves DGA as the TI Architect. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.
2.Tenant Improvements.
(a)Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Original Premises and Expansion Premises of a fixed and permanent nature reflected in the TI Construction Drawings (as defined in Section 2(d) below) and any demolition of existing improvements necessary for the construction of the Tenant Improvements. Tenant shall be obligated to design and construct the Tenant Improvements with respect to the Original Premises and Expansion Premises in accordance with the terms of this Second Amendment Work Letter. Other than funding the Total TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Original Premises and Expansion Premises for Tenant’s use and occupancy.
(b)Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements. Not more than 10 business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the Space Plans. If Landlord fails to respond
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with its objections, questions or comments within such 10 business day period, then Tenant shall provide Landlord with a written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s request for objections, questions or comments to the Space Plans within 5 business days after Landlord’s receipt of such written notice shall be deemed approval by Landlord, and if Landlord does not respond within such 5 business day period, then Landlord shall be deemed to have approved the Space Plans. Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval. Such process shall continue until Landlord has approved the Space Plans.
(c)Design Development Drawings. Tenant shall cause the TI Architect to prepare and deliver to Landlord preliminary permit set plans and specifications for development of the Tenant Improvements (the “Design Development Drawings”), which Design Development Drawings shall be prepared substantially in accordance with the approved Space Plans. Landlord shall deliver its written comments to the Design Development Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 20 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(e) hereof. Provided that the design reflected in the Design Development Drawings is consistent with the Space Plans, Landlord shall approve the Design Development Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the Design Development Drawings
(d)Working Drawings. Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Design Development Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Design Development Drawings. If Landlord fails to respond with its comments within such 10 business day period, then Tenant shall provide Landlord with a written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s request for comments to the TI Construction Drawings within 5 business days after Landlord’s receipt of such written notice shall be deemed approval by Landlord, and if Landlord does not respond within such 5 business day period, then Landlord shall be deemed to have approved the TI Construction Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(e) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Design Development Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).
(e)Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the Building structure or any Building Systems (in which case Landlord shall make the final decision).
3.Performance of the Tenant Improvements.
(a)Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of Tenant’s contract with the TI Architect
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and a copy of Tenant’s contract with the General Contractor and certificates of insurance from the TI Architect and General Contractor evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the General Contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the General Contractor’s liability coverages required above.
(b)Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s reasonable discretion if the matter concerns the structural components of the Building or any Building Systems.
(c)Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.
(d)Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Original Premises and Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Second Amendment Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.
4.Changes. Any changes requested by Tenant to the Tenant Improvements which would affect the Building structure or Building Systems (or which would reasonably be expected to affect the Building structure or Building Systems) (“Changes”) after the delivery and approval by Landlord of the Space Plans, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
(a)Tenant’s Right to Request Changes. If Tenant shall request Changes, Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to respond with its approval or disapproval within such 10 business day period, then Tenant shall provide Landlord with a written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s request for approval to the Change Request within 5 business days after Landlord’s receipt of such written notice shall be deemed approval by Landlord, and if Landlord does not respond within such 5 business day period, then Landlord shall be deemed to have approved the Change Request.
(b)Implementation of Changes. If Landlord approves such Change, or is deemed to have approved such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.
5.Costs.
(a)Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”)
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equal to 1% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Fund.
(b)Total TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “Total TI Allowance”) as follows:
1.    a “Base Allowance” in the maximum amount of $245.00 per rentable square foot of the entire Premises (being the Original Premises and Expansion Premises) (or $23,022,895.00 in the aggregate), which is included in the Base Rent set forth in the Second Amendment; and
2.    an “FF&E Allowance” in the maximum amount of $15.00 per rentable square foot of the entire Premises (being the Original Premises and Expansion Premises) (or $1,409,565.00 in the aggregate), which may be used only for the payment of Tenant’s FF&E (defined below) and which is included in the Base Rent set forth in the Second Amendment.
(c)Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the Total TI Allowance not required for the payment of TI Costs. Tenant shall have no right to any portion of the Total TI Allowance that is not disbursed before the last day of the month that is 18 months after the Expansion Premises Commencement Date.
(d)In addition to the Total TI Allowance, Landlord shall pay the TI Architect up to $0.20 per rentable square foot of the entire Premises (being the Original Premises and Expansion Premises) (or $18,794.20 in the aggregate) for the preparation of test fit drawings for the Original Premises and Expansion Premises.
(e)Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of the cost of demolition of any existing improvements in the Original Premises and Expansion Premises and for the payment of design, permits, project management, and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans, the Design Development Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, Tenant shall have the right to use the FF&E Allowance solely for the purchase and installation of furniture, personal property or other non-Building Systems materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements (“Tenant’s FF&E”). No portion of the Base Allowance may be used for the purchase or installation of Tenant’s FF&E and any costs or expenses for Tenant’s FF&E that are in excess of the FF&E Allowance shall be deemed Excess TI Costs and paid for by Tenant in accordance with Section 5(d) below.
(f)Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the Total TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended Total TI Allowance (“Excess TI Costs”), monthly disbursements of the Total TI Allowance shall be made on a “pari passu” basis in the proportion that the remaining Total TI Allowance bear to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease. The Total TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for the TI Costs and the cost of Minor Variations in excess of the Total TI Allowance.
(g)Payment for TI Costs. During the course of design and construction of the Tenant Improvements, subject to the terms of Section 5(e), Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each
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progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Original Premises and Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties, if any, affecting the Original Premises and Expansion Premises.
(h)Tenant Improvement Progress Reports. On or before the 10th day of each calendar month during the course of design and construction of the Tenant Improvements, Tenant shall deliver to Landlord a Tenant Improvement progress report in the form of Schedule 1 completed to provide all of the most up-to-date information regarding Tenant’s progress with respect the design and construction of the Tenant Improvements in addition to the corresponding AIA forms G702 and G703 (or their reasonable equivalents), if applicable, for all contracted costs. Concurrently with each process report, Tenant shall also deliver to Landlord a forecast in the form of Schedule 2 completed to provide the projected remaining TI Costs.
6.Miscellaneous.
(a)Consents. Whenever consent or approval of either party is required under this Second Amendment Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.
(b)Modification. No modification, waiver or amendment of this Second Amendment Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
(c)No Default Funding. In no event shall Landlord have any obligation to fund any portion of the Total TI Allowance during any period that Tenant is in Default under the Lease.
(a)Notices. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment Work Letter, notices between Tenant’s Representative and Landlord’s Representative may be delivered via email.

Schedule 1

Tenant Improvement Progress Report

Project Address: _____________________________
Certification Period: ______________
1. Original Project Budget $__________________
2. Net change by Change Orders/Update to budget $__________________
3. Current budget to date (Line 1 ± 2) $__________________
4. Total costs incurred to date $__________________
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5. Remaining balance to budget (Line 3 less Line 4) $__________________

Certification signature: ______________________

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Schedule 2

TI Cost Forecast

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EXHIBIT C

ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE

This ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE is made this _____ day of ______________, ____, between 681 GATEWAY CENTER LLC, a Delaware limited liability company (“Landlord”), and TWIST BIOSCIENCE CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of March 21, 2018, as amended by that certain First Amendment to Lease dated as of March 21, 2019, as further amended by that certain Second Amendment to Lease dated as of ________, 2025 (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Expansion Premises Commencement Date is ______________, _____, the Expansion Premises Rent Commencement Date is ______________, _____, and the termination date of the Base Term of the Lease shall be 11:59 p.m. on June 30, 2036. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Expansion Premises Commencement Date, this Acknowledgment of Expansion Premises Commencement Date shall control for all purposes.
IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.
[Signature page follows]

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TENANT:

TWIST BIOSCIENCE CORPORATION,
a Delaware corporation
By:
Name:
Its:

□ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

681 GATEWAY CENTER LLC,
a Delaware limited liability company

By:    Gateway Portfolio Member LLC,
        a Delaware limited liability company,
        managing member
By:     Gateway Portfolio Holdings LLC,
        a Delaware limited liability company,
        managing member
        By:    ARE-San Francisco No. 83, LLC,
                a Delaware limited liability company,
                managing member
                By:     Alexandria Real Estate Equities, L.P.,                         a Delaware limited partnership,
                managing member
                    By:    ARE-QRS Corp.,
                    a Maryland corporation,
                    general partner
                            By:
                                Name:                                                Its:

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EXHIBIT D

IDENTIFIED MECHANICAL SYSTEMS

Unit	Manufacture	Model Number	Description
AHU-1	Team Air	CAH-89138-AHU-1	35,000 CFM 1st Floor Air Handler
AHU-2	Team Air	CAH-89138-AHU-2	35,000 CFM 2nd Floor Air Handler
AHU-3	Team Air	CAH-89138-AHU-3	35,000 CFM 3rd Floor Air Handler
AHU-4	Team Air	CAH-89138-AHU-4	35,000 CFM 4th Floor Air Handler
CT-1	BAC	3333A	Cooling Tower
CT-2	BAC	3333A	Cooling Tower
EF-1	STROBIC	TS4L500B12	50HP 35,000CFM Exhaust Fan
EF-2	STROBIC	TS4L500B12	50HP 35,000CFM Exhaust Fan
EF-3	STROBIC	TS4L500B12	50HP 35,000CFM Exhaust Fan
EF-4	STROBIC	TS4L500B12	50HP 35,000CFM Exhaust Fan
EF-17	Greenheck	CSPA1750	Centrifugal Exhaust Fan
EF-18	Greenheck	CUBE-300-1-5	Centrifugal Exhaust Fan
EF-19	Greenheck	BSQ-180-5-X	In Line Centrifugal Fan

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